UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2008

ICONIX BRAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481093
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2008, Iconix Brand Group, Inc. (the “Company”) entered into new employment agreements with each of the following executive officers of the Company replacing their prior employment agreements with the Company: (i) Andrew Tarshis (the “Tarshis Employment Agreement”) and (ii) Warren Clamen (the “Clamen Employment Agreement” and, together with the Tarshis Employment Agreement, the “Employment Agreements” and each or Mr. Tarshis and Mr. Clamen are referred herein as an “Executive”). The Employment Agreements provide for the employment of Mr. Tarshis as the Company’s Executive Vice President and General Counsel and Mr. Clamen as the Company’s Executive Vice President and Chief Financial Officer, for three-year terms.

Under the Employment Agreements, each Executive is entitled to an annual base salary of not less than $350,000, $400,000 and $400,000, during the first, second and third years of the term of his Employment Agreement. In addition, each Executive is entitled to participate in the Company’s executive bonus program and is eligible to receive bonuses of up to 100% of his base salary or the maximum amount available under any executive bonus program generally applicable to the Company’s senior executives.

Pursuant to the terms of the Employment Agreements, each Executive will be entitled to receive an award of 70,542 shares of the Company’s common stock upon approval by stockholders of a new benefit plan covering the awards. The shares will vest in three equal annual installments with the first installment vesting on November 11, 2009, subject to acceleration under certain circumstances set forth in the Employment Agreements. Each Executive is also entitled to various benefits, including benefits available to other senior executives of the Company and certain automobile, life insurance and medical benefits.

Under the Employment Agreements, if an Executive’s employment is terminated by the Company for “cause” or by the Executive without “good reason” (as defined in the Employment Agreements), he will receive his earned and unpaid base salary through the date of termination and shares of common stock in respect of any of his already vested stock award . If an Executive’s employment is terminated by the Company without cause or by the Executive for good reason, he will receive, in addition to the foregoing, an amount equal to his applicable base salary for the remaining term of the Employment Agreement plus any earned but unpaid annual bonus for a prior year (“prior year bonus”) and a pro-rata portion of any bonus for the year of termination (“pro rata bonus”). In addition, any unvested portion of his stock award will vest. If the employment of an Executive is terminated by the Company without cause or by him for good reason within 12 months of a “change in control” (as defined in the Employment Agreement), in addition to the foregoing payments he will also receive an amount equal to $100 less than three times the Executive’s “annualized includable compensation for the base period” (as defined in the Internal Revenue Code of 1986). If an Executive ‘s employment terminates as a result of his disability or death, the Executive or his estate will be entitled to any earned and unpaid base salary, plus any prior year bonus and pro rata bonus. In addition, any unvested portion of his stock award will vest.

The Employment Agreements also provide that in the event that stockholder approval of the grant of the stock award is not obtained prior to the earlier of (i) the expiration of the term of the Employment Agreements , (ii) a termination of the Executive’s employment prior to the end of the term due to the Executive’s death or disability, termination by the Executive of his employment for good reason or termination of the Executive’s employment by the Company without cause, or (iii) a change in control, then instead of the grant of the award to the Executive, the Company is required to pay to the Executive an alternative amount equal to $750,000 .

The Employment Agreements also contain certain non-competition and non-solicitation covenants restricting such activities for certain specified periods.

The descriptions of the Employment Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Employment Agreements and the exhibits thereto which are filed as Exhibits 10.1 and 10.2 to this Report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement dated November 11, 2008 between Iconix Brand Group, Inc. and Andrew Tarshis

10.2	Employment Agreement dated November 11, 2008 between Iconix Brand Group, Inc. and Warren Clamen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Warren Clamen
Warren Clamen
Executive Vice President and Chief Financial Officer

Dated: November 14, 2008